News Release

ARIAD ANNOUNCES UPDATED DATA FROM PIVOTAL PACE TRIAL
OF PONATINIB, ITS INVESTIGATIONAL PAN-BCR-ABL INHIBITOR

~ Robust anti-leukemic activity in CML patients who have become resistant or intolerant to available tyrosine kinase inhibitors

~ 54% major cytogenetic response and 30% major molecular response reported in heavily pre-treated chronic-phase CML patients

~ Data supports ARIAD filing for EMA approval of ponatinib in Europe

Amsterdam, NL and Cambridge, MA, June 18, 2012 – ARIAD Pharmaceuticals, Inc.  (NASDAQ: ARIA) today announced updated clinical data from the pivotal PACE trial of its investigational pan-BCR-ABL inhibitor, ponatinib, in patients with chronic myeloid leukaemia (CML) or Philadelphia-positive acute lymphoblastic leukaemia (Ph+ ALL), who are resistant or intolerant to dasatinib or nilotinib or who have the T315I mutation.  These data show that 54 percent of chronic-phase CML patients in the trial, including 70 percent of patients who have a T315I mutation, achieved a major cytogenetic response.

The PACE trial data were featured on Sunday at 8:30 a.m. (CET) in an oral presentation at the 2012 European Hematology Association (EHA) annual congress taking place in Amsterdam, The Netherlands. ARIAD expects to file for regulatory approval of ponatinib in the EU and in the U.S. in the third quarter of 2012 based on these clinical data.

“The pivotal PACE trial data show robust anti-leukaemic activity of ponatinib in patients with CML at all stages, who are resistant or intolerant to dasatinib or nilotinib, or who have the T315I mutation, a rare form of CML which has no available treatment options,” said Jane F. Apperley, professor and chair, Department of Haematology at the Imperial College, and the chief of service, Clinical Haematology, at the Imperial College Healthcare NHS Trust, London, England. “Clinical responses to ponatinib were observed in patients regardless of their mutation status or disease stage, and the responses appear to be durable, with 93 percent of chronic-phase CML patients projected to remain in major cytogenetic response at one year. This clearly highlights the potency of ponatinib.”

CML is a cancer of the white blood cells that is diagnosed in approximately 7,000 patients each year in Europe.1 CML is a type of leukaemia characterized by the increased and unregulated growth of predominantly myeloid cells in the bone marrow and the accumulation of these cells in the blood. The genetic hallmark of CML is the Philadelphia chromosome, an abnormality resulting in a fusion of the BCR and ABL genes. This is known as Philadelphia chromosome positive CML, or Ph+CML.2

Treatment of CML usually includes a targeted therapy, a tyrosine kinase inhibitor (TKI), (e.g. imatinib, dasatinib or nilotinib) followed by chemotherapy if the disease progresses.3 Ph+ALL is a subtype of acute lymphoblastic leukaemia that carries the Ph+ chromosome that produces the fused BCR-ABL gene.  It is known to have a more aggressive course than CML and is often treated with a combination of chemotherapy and TKIs. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

For both diseases, the aim of treatment is to achieve remission of the disease by reducing the number of Ph+ leukaemia cells and achieving a major cytogenetic response (MCyR) (less than 35 percent Ph+ cells)  or complete cytogenetic response (CCyR) (no Ph+ cells). A molecular response is the next aim of treatment as, even after someone has a cytogenetic response, there can still be small numbers of leukaemia cells in their blood which are undetectable by cytogenetic methods.4  Over time, patients may develop resistance or insensitivity to currently available targeted therapies (TKIs), impacting remission of the disease.5

"New and effective treatment options are needed to help all CML patients achieve and maintain an optimal response to therapy. Over time, resistance and/or intolerance to available TKI therapies continue to be an issue for a significant group of patients," said Sandy Craine, founder and director of The CML Support Group. "Data from the PACE trial show that ponatinib continues to hold real promise as a potential therapy for more challenging cases, including patients with the multi-drug resistant T315I mutation. In our view this is very positive news for this more difficult-to-treat population."

Updated Results Presented at EHA

●	Trial Design

o	Efficacy data were reported at EHA on 444 treated patients in six pre-specified cohorts receiving 45 mg of ponatinib administered orally once daily.

o	Patients were assigned to a cohort based on their phase of disease (chronic-phase, accelerated-phase or blast-phase CML/Ph+ALL) and T315I mutation status (with or without the mutation).

o
Ninety-three percent of the patients in the trial had received at least two tyrosine kinase inhibitors prior to enrollment.  Fifty-eight percent of the patients had received three or more tyrosine kinase inhibitors prior to enrollment.

o
Chronic-phase patients had bone marrow assessments approximately every three months for determination of cytogenetic response.  Findings on each of the 444 patients treated in the study were based on at least six months of available response data.

o	The T315I mutation status was determined using a standardized Sanger sequencing test by MolecularMD in Portland, OR.

●	Chronic-phase CML patients evaluable for cytogenetic response (N=267)

o
Based on assessment of all evaluable chronic-phase patients in the trial, 54% (144 of 267) achieved a major cytogenetic response (MCyR), with 44% achieving a complete cytogenetic response (CCyR).  The median follow up of the chronic-phase CML patients is 10.1 months.  MCyR is the primary end-point for chronic-phase CML patients in this pivotal trial of ponatinib.

o
Of the 64 evaluable chronic-phase CML patients with the T315I mutation, 70% (45 of 64) of these patients achieved a MCyR, with 66% achieving a CCyR.  The MCyR rate in evaluable chronic-phase patients without the T315I mutation was 49% (99 of 203).

o
Thirty percent (79 of 267) of chronic-phase patients achieved a major molecular response (MMR).  Of 64 chronic-phase patients with the T315I mutation, 50% (32 of 64) attained a MMR. MMR is the primary end-point in ARIAD’s planned Phase 3 trial of ponatinib against imatinib in newly diagnosed CML patients that is expected to begin in the 3Q of 2012.

●	Responses in chronic-phase patients who had received only one prior TKI (N=19)

o
There were a total of 19 chronic-phase patients treated with ponatinib in the PACE trial who had previously received only one tyrosine kinase inhibitor (TKI).  Thirteen of these patients had previously been treated with imatinib only and six had previously received either dasatinib or nilotinib.  Of the 19 patients who received ponatinib following treatment with only one prior TKI, 84 percent (16/19) achieved a MCyR.

●	Advanced phase CML patients evaluable for response (N=177)

o
Sixty percent (39 of 65) of accelerated-phase patients in the resistant or intolerant cohort achieved a major hematologic response (MaHR).  Fifty percent (9 of 18) of accelerated-phase patients with the T315I mutation achieved a MaHR.  MaHR is the primary end-point in accelerated and blast-phase CML or Ph+ALL patients in the trial.

o
Thirty-five percent (17 of 48) of blast-phase CML or Ph+ALL patients in the resistant or intolerant group achieved a MaHR.  Similarly, 33% percent (15 of 46) of blast-phase CML or Ph+ALL patients with the T315I mutation also had a MaHR.

o
Thirty-four percent (22 of 65) of accelerated phase patients and 27% (13 of 48) of blast phase or Ph+ALL patients in the resistant or intolerant cohorts achieved a MCyR.   Twenty percent (13 of 65) of patients in accelerated phase and 23 percent (11 of 48) of patients in blast phase or Ph+ALL in this same group achieved a CCyR.

●	Safety profile (N=449)

o	Updated safety data show ponatinib to have a favorable profile in these heavily pretreated patients.

o
The most common adverse events considered related to ponatinib included thrombocytopenia (in 35% of patients), rash (32%), dry skin (30%), abdominal pain (22%), and headache (18%).  Elevated serum lipase, fatigue and arthralgia were observed less frequently.

o	The incidence of pancreatitis across the study and including all grades was 6%. Pancreatitis was previously determined to be the dose-limiting toxicity of ponatinib in the Phase 1 trial.

“These updated findings of the PACE trial show beneficial responses and an increasing molecular response rate to ponatinib,” said Frank G. Haluska, M.D., Ph.D., senior vice president and chief medical officer of ARIAD.  “Importantly, these data provide clear evidence of a favourable safety and tolerability profile of ponatinib in resistant or intolerant CML patients.  The adverse event profile is similar to what was seen in the earlier Phase 1 study of ponatinib, although the incidence of pancreatitis is less in the PACE trial,” added Dr. Haluska.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients.  ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukaemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for ponatinib, the positive treatment effects of ponatinib over time and the timing of regulatory filings for marketing approvals.  Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission.  The information contained in this press release is believed to be current as of the date of original issue.  The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACTS:	For Investors	For Media
	Maria E. Cantor	Heather Grant
	Maria.cantor@ariad.com	hgrant@biosector2.co.uk
	(617) 621-2208	+44 207 632 1873

References:

 1 Rohrbacher M, Hasford J. Epidemiology of chronic myeloid leukaemia (CML). Best Pract Res Clin Haematol. 2009 Sep;22(3):295-302. Based on current estimate of population of Europe (738,199,000 in 2010).
 2 McMillian Cancer Support web site. Section: What is CML? http://www.macmillan.org.uk/Cancerinformation/Cancertypes/Leukaemiachronicmyeloid/AboutCML/WhatisCML.aspx Accessed on: 8 June 2012
 3 McMillian Cancer Support web site. Section: Treating CML http://www.macmillan.org.uk/Cancerinformation/Cancertypes/Leukaemiachronicmyeloid/TreatingCML/Treatmentoverview.aspx Accessed on 8 June 2012
 4 McMillian Cancer Support web site. Section: Treating CML – Monitoring targeted therapies http://www.macmillan.org.uk/Cancerinformation/Cancertypes/Leukaemiachronicmyeloid/TreatingCML/Monitoringtargetedtherapies.aspx Accessed on 8 June 2012
 5 McMillian Cancer Support web site. Section: Symptoms & diagnosis - Phases of CML http://www.macmillan.org.uk/Cancerinformation/Cancertypes/Leukaemiachronicmyeloid/Symptomsdiagnosis/Phases.aspx.  Accessed on 8 June 2012